As filed with the Securities and Exchange Commission on January 4, 2010

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-75498)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Towers Watson Delaware Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16159	52-2211537
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

901 N. Glebe Road

Arlington, Virginia 22203

(703) 258-8000

(Address and Telephone Number, including Area Code, of Principal Executive Offices)

Watson Wyatt & Company Holdings 2001 Employee Stock Purchase Plan

Watson Wyatt & Company Holdings 2001 Deferred Stock Unit Plan for Selected Employees

(Full Title of the Plan)

Walter W. Bardenwerper

Towers Watson Delaware Inc.

901 N. Glebe Road

Arlington, Virginia 22203

(703) 258-8000

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Stephen I. Glover, Esq.

Ronald O. Mueller, Esq.

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue N.W.

Washington, D.C. 20036-5306

(202) 955-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 to the Registration Statement (Reg. No. 333-75498) on Form S-8 (the “Registration Statement”) hereby deregisters in accordance with the undertakings of Towers Watson Delaware Inc. (formerly known as “Watson Wyatt Worldwide, Inc.”), a Delaware corporation (the “Registrant” or the “Company”), given pursuant to Item 9 of the Registration Statement and Item 512(a)(3) of Regulation S-K, all securities registered pursuant to the Registration Statement remaining unsold.  Upon its effectiveness, the Registration Statement covered 2,250,000 shares of Class A Common Stock, par value $0.01 per share (the “Common Stock”) of the Company and such indeterminate number of shares of Common Stock which may have been subject to grant or otherwise issuable after the operation of the provisions of the Watson Wyatt & Company Holdings 2001 Employee Stock Purchase Plan (the “ESPP”) and the Watson Wyatt & Company Holdings 2001 Deferred Stock Unit Plan for Selected Employees (the “DSU Plan” and together with the “ESPP”, the “Plans”) governing certain adjustments.

On January 1, 2010, pursuant to an Agreement and Plan of Merger, dated June 26, 2009, as amended, by and among the Company, Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”), Jupiter Saturn Holding Company, now known as “Towers Watson & Co.” (“Towers Watson”), Jupiter Saturn Delaware Inc. and Jupiter Saturn Pennsylvania Inc., the Company and Towers Perrin combined their businesses and through simultaneous mergers became wholly-owned subsidiaries of Towers Watson (the “Merger”). At the effective time of the Merger, each outstanding share of Common Stock was converted into the right to receive one (1) share of Towers Watson’s Class A common stock, par value $0.01 per share.

As a result of the the Merger, the Company has no intention of issuing any additional shares under the Plans and has terminated any offerings of securities pursuant to its existing registration statements, including the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington, Virginia, on the 4th day of January, 2010.

TOWERS WATSON DELAWARE INC.

By:	/s/ JOHN J. HALEY
John J. Haley
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons in the capacities indicated below on the date indicated.

Signature	Title	Date

/s/ JOHN J. HALEY	Chief Executive Officer,	January 4, 2010
John J. Haley	President and Chairman of the Board
(Principal Executive Officer)

/s/ ROGER F. MILLAY	Chief Financial Officer	January 4, 2010
Roger F. Millay	(Principal Financial Officer and
Principal Accounting Officer)

/s/ WALTER W. BARDENWERPER	Director	January 4, 2010
Walter W. Bardenwerper